CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated February 8 2000, on our audits of the consolidated financial statements of Millenium Holding Group, Inc. as of December 31, 1999 and for the year then ended.

We also consent to the use in the General Form for Registration of Securities of Small Business Issuers on Form 10-SB of our report dated February 16, 1999, on our audit of the financial statements of Amex Systems Corporation, Inc. as of December 31, 1998 and 1997 and for the years then ended.



                                            /s/ DANA F. COLE & COMPANY
Lincoln, Nebraska
March 23, 2000